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                                                                   EXHIBIT 10.3


PAYMENT Agreement entered into as of the October 31, 2001 between National Online SERVICES, INC. ("NOL) and Trans Voice INVESTMENTS, Inc. ("Trans Voice").

                                  INTRODUCTION

         Trans Voice had provided services and introduction to service providers to enable NOL to commence business including an introduction to a call center. Prior to such introduction and in consideration of such introduction and services NOL had promised Trans Voice a fee of $4.00 per month for each customer (not including any trial customer). No amounts have been paid but the parties believe, based upon projections, that such obligation would have a substantial negative effective upon NOL's ability to operate. Therefore, the parties desire to modify the agreement to provide for a fixed payment of $150,000 per month or $1,800,000 annually compared to a total annual fee of $4,800,000 for a potential of 100,000 customers per month, which is projected. NOL agrees to pay Trans Voice an additional $1.00 per month if the number of customers is in excess of 100,000. In addition, NOL shall provide Trans Voice and its executive with office space.

                                    AGREEMENT

         1. As used herein the following terms shall have the meanings set forth below:

                  "Program" shall refer to any Internet provider or web creation or other internet service provided to any customer of NOL or Global Asset Holdings, Inc. ("Global") and any of their direct or indirect subsidiaries or affiliates ("Related Parties").

                  "Monthly Customer" shall refer to any customer of any program paying a fee or other change for services. It shall not include any customer during any trial period.

                  "Payment Date" shall refer to the first day of each month commencing October 1, 2001.

                  "Subsidiary" shall include entity which NOL or Global controls directly or indirectly.

         2. (a) NOL agrees to pay to Trans Voice and Trans Voice agrees to accept as payment for all services and introductions provided by it to NOL the following:

                           (i) $150,000 each month;

                           (ii) one dollar for every paying customer of NOL in
excess of 100,000 customers in any month in which the number of customers exceed 100,000.


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            (b) On the Payment Date NOL shall pay Trans Voice (i) the amounts set forth in paragraph 2(a) and (ii) amounts required by paragraph 2(b) for the month ending twenty eight (28) or more days prior to the Payment Date. Payment shall be accompanied by written verification of the number of customers signed by the Company's Chief Financial Officer.

         3. During the term of this Agreement NOL or Global shall provide two executive sized offices to Trans Voice executives together with customary office services.

         4. Trans Voice accepts payment and office space and services hereunder in lieu of all other payment terms or obligations for finder's fees or fees for services it may be entitled to.

         5. (a) NOL shall keep and maintain in the regular course of its business, in accordance with generally accepted accounting principles, complete and accurate books and records covering all transactions relating to the Program.

            (b) Trans Voice agrees and acknowledges that all books, records, correspondence, customer lists and data of NOL pertaining to transactions relating to the customer are the exclusive property of NOL and customer lists compiled by NOL for the Products constitute trade secrets and are the exclusive property of NOL and that at no time, shall Trans Voice transfer utilize said customer lists for any purpose except to verify and confirm the amount of payments due hereunder of any other rights hereunder.

            (c) Trans Voice subject to the provisions of paragraph 5(b) hereof, shall have the right during the term of this Agreement and for three (3) years thereafter, at its cost and expense and during regular business hours, to inspect and copy and make extracts from said books and records and to designate an authorized representative, including without limitation, a firm of certified public accountants to audit NOL books and records and to conduct such further investigation as Transferee shall deem necessary to verify NOL's performance of all of its obligations hereunder including, without limitation, additional payments.

            (d) If, as a result of any examination of NOL's books and records, it appears that NOL's payments were less than the amount which should have been paid, NOL shall promptly pay the amount of discrepancy or shortage, which shall bear interest from the date such royalty payments were due at two (2%) percent higher than the prime rate Citibank to its most creditworthy corporate borrowers as of such due date, and if the amount of such discrepancy or shortage shall be an amount equal to at least one (1%) percent of the amount payable during the period in question, NOL shall also reimburse Trans Voice for the cost of such examination.

            (e) Trans Voice's rights against NOL shall also be enforceable against each Related Party receiving revenue for any Program upon failure of NOL or Global to perform any provision herein.

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         6. Term. This Agreement shall continue while NOL or any Related Party is receiving revenues from a Program. The period in which the Agreement is in effect shall be the "Term". All payment and record preservation obligations hereunder shall survive termination.

         7. Notices. All notices, demands, requests, consents, approvals or other communications (each of the foregoing, a "Notice") required or permitted to be given hereunder or pursuant hereto or that are given with respect to this Agreement to either/any party hereto shall be in writing and shall be (a) personally delivered, (b) sent by both registered or certified mail, postage prepaid and return receipt requested, and regular first class mail, (b) sent both by facsimile transmission with receipt of transmission confirmed electronically or by telephone and by regular first class mail, (c) sent by telegram or telex or (d) sent by reputable overnight courier service with charges prepaid and delivery confirmed, to the intended recipient at its respective address as set forth below or such other address given by notice hereby:

         if to Trans Voice:

         Mr. Martin Miller
         38 Pembroke Drive
         Glen Cove, New York 11542
         Fax No. (516) 759-3069

         if to NOL:

         Mr. Irving Greenman
         11900 Biscayne Boulevard
         Suite 262
         Miami, Florida 33181
         Fax No. (305) 503-8610

Any Notice delivered or sent as provided above shall be deemed given when so delivered or sent and shall be deemed received (a) when personally delivered,
(b) three (3) Business Days (as hereinafter defined) after being mailed as above provided, (c) when sent by facsimile transmission as above provided, (d) when sent by telex or telegram as above provided or (e) one (1) Business Day after being sent by courier as above.

         8. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes, and merges herein, all prior and contemporaneous negotiations, discussions, representations, understandings and agreements between the parties, whether oral or written, with respect such subject matter. No representation, warranty, restriction, promise, undertaking or other agreement with respect to such subject matter has been made or given by any party hereto other than those set forth in this Agreement.

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         9. Amendment and Waiver. This Agreement may be amended, modified or supplemented only to the extent expressly set forth in writing that is signed by the party to be charged therewith and that sets forth therein that its purpose is to amend, modify or supplement this Agreement or some term, condition or provision hereof. No waiver of any term, condition or provision of this Agreement or of any breach or violation of this Agreement or any provision hereof shall be effective except to the extent expressly set forth in writing that is signed by the party to be charged therewith.

         10. Assignment; No Third Party Beneficiaries. NOL may not assign this Agreement and the rights, duties and obligations hereunder without the prior written consent of Trans Voice. Trans Voice may assign or delegate its rights hereunder. Except as provided in the immediately preceding sentence, any purported assignment or delegation of rights, duties or obligations hereunder made by NOL without the prior written consent of Trans Voice shall be null and void and of no effect. This Agreement and the provisions hereof shall be binding upon and enforceable against each of the parties hereto and its respective estate, heirs, executors, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by each of the parties and its respective estate, heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as expressly provided for in this Agreement, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto and their respective estate, heirs, executors, administrators, legal representatives, successors and permitted assigns.

         11. Severability. It is the parties' intent that this Agreement and each term and provision hereof be enforceable in accordance with its terms and to the fullest extent permitted by law. Accordingly, to the extent any term or provision of this Agreement shall be determined or deemed to be valid or unenforceable, such provision shall be deemed amended or modified to the minimum extent necessary to make such provision, as so amended or modified, valid and enforceable.

         12. Titles and Headings; Rules of Interpretation. Titles, captions and headings of the sections, articles and other subdivisions of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement [(including the exhibits and other attachments hereto)] taken as a whole and not to any particular Section, Article or other provision hereof. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires, and if the context requires, the use of the singular shall include the plural and visa versa.

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         IN WITNESS WHEREOF, the undersigned have executed this payment agreement as of October 31, 2001.

                                    NATIONAL ONLINE SERVICES, INC.



                                    By:
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                                    TRANS VOICE INVESTMENTS, INC.


                                    By:
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         Global Asset Holdings, Inc., as sole stockholder of NOL, agrees to cause any Related Party to comply with the terms of this Agreement including but not limited to terms of paragraphs 2, 3 and 5.

                                    GLOBAL ASSET HOLDINGS, INC


                                    By:
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